Exhibit 14

Code of Ethics
for the CEO and Senior Financial Officers
of
Community Bancorp.

Community Bancorp. and its wholly-owned subsidiary, Community National Bank (together, the “Company”), are committed to conducting business in compliance with all the applicable laws and regulations in all jurisdictions in which the Company operates and in accordance with highest standards of business conduct.  The Company strives to maintain the highest standard of accuracy, completeness and disclosure in its financial dealings, records and reports.  These standards serve as the basis for managing the Company’s business, for meeting the Company’s duties to its shareholders and for maintaining compliance with regulatory and financial reporting requirements.  To that end, the Company has adopted a Code of Ethics and Conflicts of Interest Policy that is applicable to all its officers, employees and directors (the “General Code of Ethics”), and has also adopted this special Code of Ethics containing additional standards applicable to the Chief Executive Officer (“CEO”), in his or her capacity as the Company’s principal executive officer, and to each of the Company’s senior financial officers (as defined).  For purposes of this Code of Ethics, the term “senior financial officers” means the Company’s Chief Financial Officer and the principal accounting officer or controller.

The CEO and the senior financial officers hold important and elevated roles in the Company’s corporate governance and are uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. The principles set forth herein embody standards of conduct regarding individual and peer responsibilities, as well as responsibilities to the Company, the shareholders, the public and other stakeholders.

The following ethical principles will govern the professional conduct of the CEO and each senior financial officer of the Company, and each of them will be expected to adhere to and advocate such principles to the best of his or her knowledge and ability:

1.	Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.
Promptly disclose to the Company or the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

3.
Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including disclosures contained in the periodic reports the Company is required to file with the Securities and Exchange Commission, and disclosures filed with other regulatory agencies.

4.	Comply with rules and regulations of federal, state, provincial and local governments and other appropriate regulatory agencies.

5.
Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated to personal interests or other improper considerations.

6.	Use good business judgment in the processing and recording of all financial transactions.

7.
Respect the confidentiality of information obtained or created in the course of the Company’s business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information so acquired for personal advantage.

8.	Share knowledge and maintain skills important and relevant to his or her constituents’ needs.

9.	Promote ethical behavior among constituents in the work environment.

10.	Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

11.	Comply with generally accepted accounting standards and practices, rules, regulations and controls.

12.
Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

13.	Maintain books and records that fairly and accurately reflect the Company’s business transactions.

14.	Sign only those documents that he or she believes to be accurate and truthful.

15.	Devise, implement and maintain sufficient disclosure and internal controls to assure that financial record keeping and reporting objectives and requirements are met.

16.
Report to the Company or the Audit Committee any information he or she may have regarding (i) significant deficiencies in the design or operation of disclosure or internal controls which could adversely affect the ability of Company personnel to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves any employee of the Company.

17.	Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

18.	Not knowingly be a party to any illegal activity or engage in acts that are discreditable to the profession or the Company.

19.
Not take any action, directly or indirectly, to fraudulently influence, coerce, manipulate or mislead the Company, its personnel or its independent public auditors for the purpose of rendering the Company’s financial statements misleading, or otherwise to conceal or distort any material fact.

20.	Respect and contribute to the legitimate and ethical business objectives of the Company.

21.	Engage in only those services for which he or she has the necessary knowledge, skill and expertise.

22.
Not make, or tolerate to be made, false or misleading statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type.

23.	Report to the Company or the Audit Committee any information he or she may have concerning any violation of this Code of Ethics, the General Code of Ethics, or applicable laws.

Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

The parties subject to this Code of Ethics will acknowledge in writing that they agree to comply with these requirements.

Acknowledged and agreed to this ____ day of _________________, 20__,

____________________________________
Signature

Approved by the Board of Directors on 7/6/10